DAIMLERCHRYSLER


                                                    Press Information


                                                September 26, 2000


CONTACT:
DAIMLERCHRYSLER AG
Othmar M. Stein         Tel: +49 711 17 95160
Karlheinz L. Knoess     Tel: +49 711 17 95130


DETROIT DIESEL
Daniel J. McEnroe       Tel: +1 313 592 7344



DAIMLERCHRYSLER EXTENDS TENDER OFFER FOR DETROIT DIESEL

STUTTGART/AUBURN HILLS -- DaimlerChrysler (NYSE:DCX) announced today that it has extended its $23.00 per share cash tender offer for all of the outstanding shares of Detroit Diesel Corporation (NYSE:DDC). The tender offer, as extended, will expire at 1:00 p.m. Eastern Daylight Savings Time on Monday, October 9, 2000. As of the close of business on September 25, 2000, the number of shares of Detroit Diesel common stock that had been validly tendered was 22,787,944, including guaranteed deliveries, which, together with DaimlerChrysler's current ownership amounts to more than 98% of the outstanding common stock of Detroit Diesel. DaimlerChrysler noted that the waiting period under the Hart-Scott-Rodino Act expired last week and that the waiting period applicable to its European Commission competition notification filing will expire on October 9, 2000, unless extended.


Detroit Diesel Corporation, incorporated in 1987, is an international leader in diesel engines for on- and off-highway applications. The company offers engines from 22 to 11,000 horsepower for the on-highway, off-road (including power generation) and automotive markets through a worldwide network of more than 2,700 authorized distributor and dealer locations. It designs, manufactures, markets, services and provides after market and remanufactured diesel and alternative fuel engines.


DaimlerChrysler AG is the world's leading manufacturer of commercial vehicles with the brands Mercedes-Benz, Freightliner, Sterling, Setra and Thomas Built Buses.


Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release, when they become available because they will contain important information. The tender offer statement will be filed by DaimlerChrysler with the Securities and Exchange Commission (SEC), and the solicitation/recommendation statement will be filed by Detroit Diesel with the SEC. Investors and security holders may obtain a free copy of these statements (when available other documents filed by DaimlerChrysler and Detroit Diesel) at the SEC's website at www.sec.gov. The tender offer statement and related materials may be obtained for free by directing such requests to DaimlerChrysler North America Holding Company. The solicitation/recommendation statement and such other documents may be obtained by directing such requests to Detroit Diesel Corporation.